Exhibit 99.1
INNOVIVE Pharmaceuticals Announces Interim Phase I Data on INNO-406 for the Treatment of
Gleevec-resistant or Intolerant Chronic Myelogenous Leukemia
Clinical and preclinical data on INNO-406 presented at American Association for Cancer Research
2007 Annual Meeting
NEW YORK, April 16, 2007 — INNOVIVE Pharmaceuticals, Inc. (OTCBB: IVPH) today announced the presentation of additional data from its clinical and preclinical evaluation of the company’s drug candidate INNO-406, a potent oral dual Bcr-Abl and Lyn-kinase inhibitor for Gleevec®-resistant or intolerant chronic myelogenous leukemia (CML).
“The data that we have collected from our ongoing Phase I trial with INNO-406 demonstrate that the compound has clinical activity and is safe and well tolerated at all doses tested thus far,” stated Steven Kelly, President and CEO of INNOVIVE Pharmaceuticals. “We believe we are in the therapeutic window for this agent. We will continue our Phase I study to finalize the appropriate biologically active dose for INNO-406, that will be used in pivotal trials that we intend to initiate early in the third quarter of this year.”
The AACR abstract titles and conclusions follow:
Abstract #2637: “A Phase I Study of INNO-406, a Dual Inhibitor of Abl/Lyn Kinases, in Adult Patients with Imatinib-resistant or Intolerant Philadelphia Chromosome Positive (Ph+) Leukemias”
•	In an ongoing Phase I study designed to determine safety and maximum tolerated dose, INNO-406 is very well tolerated at doses up to 240 mg twice daily and further dose escalation is feasible

•	In heavily pre-treated patients — most patients had seen prior imatinib, and either dasatinib, nilotinib or both — evidence of clinical efficacy was seen at doses of 120 mg twice daily or less:
•	Complete hematologic responses with ongoing durations out seven months

•	Minor cytogenetic response at one month

•	55-fold reduction in Bcr-Abl transcript levels

•	Evidence of CRKL dephosphorylation, a marker of Bcr-Abl inhibition
•	Pharmacokinetic data suggest that a dose of 240 mg achieves peak blood levels that are within the therapeutic window of activity

•	Fifteen patients have received more than one month of treatment with no reports of grade 3 or grade 4 toxicities

•	INNO-406 has demonstrated in vitro activity against three mutations of which dasatinib does not have activity (F317L, F317V, and T315A mutations)

Abstract #2767: “Cell Death and Autophagy Induced by INNO-406, a Novel Bcr-Abl Inhibitor, in Philadelphia Leukemias”
•	Researchers found in a preclinical study that INNO-406 induces tumor cell death via variable pathways in Bcr-Abl+ leukemic cells

•	INNO-406 induces cell death mainly by a mitochondria-dependent apoptotic pathway in all Bcr-Abl+ cell lines

•	Additionally, when caspase activity was blocked, researchers also found the increase of cells having hallmarks of autophagy in INNO-406-treated CML cell lines, suggesting a non-apoptotic large scale cellular degradation in response to Bcr-Abl blockade
Abstract #3246: “Overcoming Imatinib Resistance Using Src Inhibitor CGP76030, Abl Inhibitor Nilotinib, and Abl/Lyn Inhibitor INNO-406 in Newly Established K562 Variants with Bcr-Abl Gene Amplification”
•	In a preclinical study, researchers found that INNO-406 exhibited a growth-inhibitory effect against two new imatinib-resistant K562 cell lines (IM-R1 and IM-R2 cells), which respectively have seven- and 27-fold more resistance towards imatinib than previously studied K562 cell lines

•	INNO-406 was more potent than nilotinib against K562 and IM-R1 cells, and as potent as nilotinib against IM-R2 cells

•	The present findings suggest that these new inhibitors might have potential to overcome imatinib resistance
Abstract #1825: “The Dual Abl/Src Inhibitors Dasatinib, SKI-606, and INNO-406 are Potent Inhibitors of T Cell Acute Lymphoblastic Leukemia Cell Lines Expressing the NUP214-ABL1 Fusion Kinase”
•	INNO-406 has significant activity against NUP214-ABL1-positive cells and represents a promising therapeutic approach in the context of NUP214-ABL1-positive leukemia

•	Exposure to INNO-406 for 72 hours inhibited proliferation of PEER cells with IC50 values of 86 nM

•	Treatment for 72 hours with INNO-406 at their respective IC50 concentrations resulted in apoptosis of 53 percent

•	CRKL phosphorylation was inhibited almost completely at concentrations above 10 nM, compared to exposure to nilotinib that resulted in inhibition of CRKL phosphorylation only at concentrations greater than 100 nM
About INNO-406
INNO-406 (formerly known as NS-187) is a potent, oral, rationally designed, dual Bcr-Abl and Lyn-kinase inhibitor currently in Phase I clinical studies. According to a study published in the journal Blood (Dec. 1, 2005), INNO-406 is 25 to 55 times more potent than imatinib in vitro, and at least 10 times as effective as imatinib mesylate in suppressing the growth of Bcr-Abl bearing tumors. INNO-406 has demonstrated activity in 12 of 13 imatinib-resistant cell lines. In addition to its Bcr-Abl inhibitory properties, INNO-406 inhibits Lyn kinase. Upregulation of

Lyn kinase activity is a well-recognized cause of imatinib resistance. Lyn kinase activation has also been documented in a variety of solid tumors, including prostate cancer.
About INNOVIVE Pharmaceuticals
INNOVIVE Pharmaceuticals, Inc. acquires, develops and commercializes novel therapeutics addressing significant unmet medical needs in the fields of oncology and hematology. The company has four drug programs in clinical development: INNO-406, Tamibarotene, INNO-206, and INNO-305, for the treatment of chronic myelogenous leukemia, acute promyelocytic leukemia, small cell lung cancer, and acute myelogenous leukemia, respectively. For additional information visit www.innovivepharma.com.
Forward-looking Statements
This material contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as “believes,” “anticipates,” “expects,” “estimates,” “projects,” “will,” “may,” “might” and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Among other things, there can be no assurances that any of INNOVIVE’s development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the risk that the results of clinical trials may not support INNOVIVE’s claims, the possibility of being unable to obtain regulatory approval of INNOVIVE’s product candidates, INNOVIVE’s reliance on third party researchers to develop its product candidates and its lack of experience in developing pharmaceutical products. These and other risks are discussed in INNOVIVE’S periodic reports filed with the SEC. The forward-looking statements contained herein represent the judgment of INNOVIVE as of the date this material was drafted. INNOVIVE disclaims, however, any intent or obligation to update any forward-looking statements.
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Contact:	Steve Kelly	Rachel Lipsitz
	President and CEO	Media & Investor Relations
	INNOVIVE Pharmaceuticals	Porter Novelli Life Sciences
	(212) 716-1820	(619) 849-5378